CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in this Registration Statement on Form N-1A of our reports dated December 14, 2001, relating to the audited financial statements and financial highlights of C&B Large Cap Value Portfolio, C&B Tax Managed Value Portfolio and C&B Mid Cap Value Portfolio, formerly C&B Equity Portfolio, C&B Equity Portfolio for Taxable Investors and C&B Mid Cap Equity Portfolio, respectively, each formerly a series of UAM Funds Inc., which are also incorporated by reference in this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 25, 2002